EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-61453, 333-61455, 333-60020, 333-62598, 333-136839 and 333-149205) of our reports dated June 1, 2010, with respect to the consolidated financial statements and schedule of Haemonetics Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Haemonetics Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the fiscal year ended April 3, 2010.
/s/ Ernst & Young LLP
Boston, Massachusetts
June 1, 2010